Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin P. Bagby

Vice President and CFO

330/856-2443

STONERIDGE REPORTS THIRD-QUARTER 2003 RESULTS

Company builds on cash flow momentum

WARREN, Ohio – October 23, 2003 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $140.8 million for the third quarter ended September 30, 2003, compared with sales of $158.4 million for the third quarter of 2002. As was the case in the previous quarters of 2003, the decrease in sales was primarily due to lower vehicle build rates in the Company’s markets and the reduced sales from an exited product line. Net income for the third quarter was $3.2 million, or $0.14 per diluted share, compared with $4.2 million, or $0.19 per diluted share, for the third quarter of 2002.

“One of our priorities this year is to build upon the cash flow generation momentum we established in 2002. We have been successful in this regard, as we generated more than $20 million in cash flow from operations in the third quarter, in addition to the $30 million we generated in the first six months,” said Cloyd J. Abruzzo, president and chief executive officer. “Our ongoing focus on cost improvement positions us for improved performance as our served markets begin to recover. At the same time, our strengthened balance sheet allows us to aggressively pursue future growth opportunities.”

For the nine months ended September 30, 2003, net sales were $455.4 million, a decrease of 6.7 percent, compared with $488.2 million in the same period of 2002. Net income for the nine months ended September 30, 2003 was $16.5 million, or $0.73 per diluted share, compared with a loss of $53.2 million, or $2.35 per diluted share, in the comparable 2002 nine-month period.

Income before cumulative effect of accounting change for the nine months ended September 30, 2003 was $16.5 million, or $0.73 per diluted share, compared with $16.6 million, or $0.73 per diluted share, for the corresponding period in 2002. Effective January 1, 2002, as a result of the adoption of SFAS 142, the Company recorded as a cumulative effect of a change in accounting principle, a non-cash charge of $69.8 million, or $3.08 per diluted share, after applicable income taxes, to write off a portion of the carrying value of goodwill. In addition, in 2002, the Company recognized a net-of-tax loss on extinguishment of debt of $3.6 million, or $0.16 per diluted share, related to the Company’s debt refinancing. These non-cash charges did not affect the Company’s income from operations.

Outlook

The Company refined its guidance to $0.92—$0.94 per diluted share for the full year 2003. This revised range is within the Company’s previous full-year 2003 earnings guidance of $0.90 to $0.95 per diluted share.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2003 third-quarter results can be accessed at 11 a.m. Eastern time on Thursday, October 23, 2003, at www.stoneridge.com or www.vcall.com, both of which will offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2002 were approximately $637 million. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

Stoneridge, Inc.

Condensed Consolidated Operating Results

(In thousands, except per share data)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2003	2002	2003	2002
Net Sales	$140,832	$158,441	$455,415	$488,229

Operating Income	11,251	16,337	44,720	59,328

Interest expense, net	6,805	9,378	20,558	26,154
Loss on extinguishment of debt	—	—	—	5,771
Other (income) expense, net	(187)	530	(180)	1,519

Income Before Income Taxes and Cumulative Effect of Accounting Change	4,633	6,429	24,342	25,884

Provision for Income Taxes	1,436	2,231	7,808	9,290

Income Before Cumulative Effect of Accounting Change	3,197	4,198	16,534	16,594

Cumulative Effect of Accounting Change, net of tax	—	—	—	(69,834)

Net Income (Loss)	$3,197	$4,198	$16,534	$(53,240)

Basic Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.14	$0.19	$0.74	$0.74
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.12)

Basic Net Income (Loss) Per Share	$0.14	$0.19	$0.74	$(2.38)

Diluted Net Income (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.14	$0.19	$0.73	$0.73
Cumulative Effect of Accounting Change, net of tax	—	—	—	(3.08)

Diluted Net Income (Loss) Per Share:	$0.14	$0.19	$0.73	$(2.35)

Basic Weighted Average Shares Outstanding	22,410	22,399	22,410	22,399
Diluted Weighted Average Shares Outstanding	22,758	22,693	22,676	22,632

Stoneridge, Inc.

Condensed Balance Sheet Items

(In thousands)

	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Current Assets	$204,041	$175,675
Property, Plant and Equipment, net	106,741	111,838
Goodwill	255,292	255,292
Total Assets	594,432	571,127
Current Liabilities	105,395	90,213
Non-Current Portion of Term Debt	227,928	248,918
Total Liabilities	359,895	355,225
Shareholders’ Equity	234,537	215,902